Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THAT ACT.

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

COMSOVEREIGN HOLDING CORP.

This certifies that ______________or any party to whom this Warrant is assigned in accordance with its terms is entitled to subscribe for and purchase ____ shares of the Common Stock of COMSovereign Holding Corp., a Nevada corporation, on the terms and conditions of this Warrant.

1. Definitions. As used in this Warrant, the term:

1.1 “Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated to be closed by law or by executive order.

1.2 “Common Stock” means the Common Stock, par value $.0001 per share, of the Corporation.

1.3 “Corporation” means COMSovereign Holding Corp., a Nevada corporation, or its successor.

1.4 “Expiration Date” means the earlier of (i) December 31, 2022 or (ii) the second anniversary of the consummation by the Company of an IPO.

1.5 “Holder” means ______________or any party to whom this Warrant is assigned in accordance with its terms.

1.6 “IPO” means the initial public offering of the Corporation’s Common Stock pursuant to a registration statement filed on Form S-1 or any successor form thereto that is declared effective by the Securities and Exchange Commission in connection with which the Common Stock will be uplisted to a national stock exchange.

1.7 “1933 Act” means the Securities Act of 1933, as amended.

1.8 “Warrant” means this Warrant and any warrants delivered in substitution or exchange for this Warrant in accordance with the provisions of this Warrant.

1.9 “Warrant Price” means $1.00 per share of Common Stock, as such amount may be adjusted pursuant to Section 4 hereof.

2. Exercise of Warrant.  (a)  At any time before the Expiration Date, the Holder may exercise the purchase rights represented by this Warrant, in whole or in part, by surrendering this Warrant (with a duly executed subscription in the form attached) at the Corporation’s principal corporate office (located on the date hereof in Tucson, Arizona) and by paying the Corporation, by check payable to the Corporation, the aggregate Warrant Price for the shares of Common Stock being purchased.

(b) In lieu of exercising this Warrant pursuant to Section 1(a) above, the Holder may elect to exercise this Warrant on a “cashless” basis and to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Corporation (together with a duly executed subscription in the form attached), in which event the Corporation shall issue to the Holder hereof a number of shares of Common Stock computed using the following formula:

X =  Y (A-B)

A

Where:  X =  The number of shares of Common Stock to be issued to the Holder pursuant to this net exercise;

Y =  The number of shares of Common Stock in respect of which the net issue election is made;

A =  The fair market value of one share of the Common Stock at the time the net issue election is made;

B =  The Warrant Price (as adjusted to the date of the net issuance).

For purposes of this Warrant, the “fair market value” of one share of Common Stock as of a particular date shall be determined as follows:  (i) if traded on a securities exchange or through an interdealer quotation system such as the OTC Bulletin Board, the value shall be deemed to be the average of the closing sale prices of the Common Stock on such exchange or quotation system over the ten (10) day period ending three (3) days prior to the net exercise election; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing sale price over the ten (10) day period ending three (3) days prior to the net exercise.  If there is no reported sale price for the Common Stock, the fair market value of the Common Stock shall be the value as determined in good faith by the Board of Directors of the Corporation.

2.1 Delivery of Certificates. Within ten (10) days after each exercise of the purchase rights represented by this Warrant, the Corporation shall deliver a certificate for the shares of Common Stock so purchased to the Holder and, unless this Warrant has been fully exercised or expired, a new Warrant representing the balance of the shares of Common Stock subject to this Warrant.

2.2 Effect of Exercise. The person entitled to receive the shares of Common Stock issuable upon any exercise of the purchase rights represented by this Warrant shall be treated for all purposes as the holder of such shares of record as of the close of business on the date of exercise.

2.3 Issue Taxes. The Corporation shall pay all issue and other taxes that may be payable in respect of any issue or delivery to the Holder of shares of Common Stock upon exercise of this Warrant.

3. Stock Fully Paid; Reservation of Shares. The Corporation covenants and agrees that all securities that it may issue upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges. The Corporation further covenants and agrees that, during the period within which the Holder may exercise the rights represented by this Warrant, the Corporation shall at all times have authorized and reserved for issuance enough shares of its Common Stock or other securities for the full exercise of the rights represented by this Warrant. The Corporation shall not, by an amendment to its Articles of Incorporation or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

4. Adjustments. The Warrant Price and the number of shares of Common Stock that the Corporation must issue upon exercise of this Warrant shall be subject to adjustment in accordance with Sections 4.1 through 4.3.

4.1 Adjustment to Warrant Price for Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time after the date on which the Warrant Price is fixed at a set amount in U.S. dollars (1) declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock; (2) creates any right to acquire Common Stock for no consideration; (3) subdivides the outstanding shares of Common Stock (by stock split, reclassification or otherwise); or (4) combines or consolidates the outstanding shares of Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Corporation shall proportionately increase or decrease the Warrant Price, as appropriate.

4.2 Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon exercise of this Warrant changes into shares of any other class or classes of security or into any other property for any reason other than a subdivision or combination of shares provided for in Section 4.1, including without limitation any reorganization, reclassification, merger or consolidation, the Corporation shall take all steps necessary to give the Holder the right, by exercising this Warrant, to purchase the kind and amount of securities or other property receivable upon any such change by the owner of the number of shares of Common Stock subject to this Warrant immediately before the change.

4.3 Spin Offs. If the Corporation spins off any subsidiary by distributing to the Corporation’s shareholders as a dividend or otherwise any stock or other securities of the subsidiary, the Corporation shall reserve until the Expiration Date enough of such shares or other securities for delivery to the Holders upon any exercise of the rights represented by this Warrant to the same extent as if the Holders owned of record all Common Stock or other securities subject to this Warrant on the record date for the distribution of the subsidiary’s shares or other securities.

4.4 Adjustment to Warrant Price for Stock Issuances.  If the Corporation, at any time while this Warrant is outstanding, shall issue shares of Common Stock, or any securities of the Corporation that entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock (each, a “Common Stock Equivalent”), entitling any person or entity to acquire shares of Common Stock, at a price per share less than the then applicable Warrant Price (the “Lower Shares Price”) (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the then applicable Warrant Price, such issuance shall be deemed to have occurred for the lowest price possible under such instrument or agreement and shall be deemed to be lower than the then applicable Warrant Price), then, the then applicable Warrant Price shall be reduced to equal the Lower Shares Price, such adjustment to be made at the time such Common Stock or Common Stock Equivalents are issued; provided, however, that no adjustment shall be made pursuant to this Section 4.4 as a result of the conversion, exercise or exchange, as the case may be, of Common Stock Equivalents outstanding on the date hereof (but will apply to any amendments, resets, modifications, and reissuances thereof and as a result of any changes, resets or adjustments to a conversion, exercise or exchange price thereunder whether or not as a result of any amendment, modification or reissuance), upon the issuance of Common Stock or Common Stock Equivalents to employees or consultants of the Company as compensation upon approval of the Board of Directors of the Corporation, or upon the issuance of Common Stock pursuant to any agreements or other obligations in existence on the date hereof (but will apply to any amendments, resets, modifications, and reissuances thereof and as a result of any changes, resets or adjustments to a conversion, exercise or exchange price thereunder whether or not as a result of any amendment, modification or reissuance). Notwithstanding anything to the contrary set forth herein, the Warrant Price shall never be increased as a result of the Lower Shares Price.

4.5 Certificates as to Adjustments. Upon each adjustment or readjustment required by this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with this Section, cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

5. Fractional Shares. The Corporation shall not issue any fractional shares in connection with any exercise of this Warrant. If any fraction of a share would be issuable on the exercise of this Warrant (or specified portions thereof), the Corporation shall purchase such fraction for an amount in cash equal to the same fraction of the Warrant Price of such share of Common Stock on the date of exercise of this Warrant.

6. Dissolution or Liquidation. If the Corporation dissolves, liquidates or winds up its business before the exercise or expiration of this Warrant, the Holder shall be entitled, upon exercising this Warrant, to receive in lieu of the shares of Common Stock or any other securities receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to it upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock or other securities, had the Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. If any such dissolution, liquidation or winding up results in a cash distribution or distribution of property which the Corporation’s Board of Directors determines in good faith to have a cash value in excess of the Warrant Price provided by this Warrant, then the Holder may, at its option, exercise this Warrant without paying the aggregate Warrant Price and, in such case, the Corporation shall, in making settlement to Holder, deduct from the amount payable to Holder an amount equal to such aggregate Warrant Price.

7. Transfer and Exchange.

7.1 Transfer. Subject to Section 7.3, the Holder may transfer all or part of this Warrant at any time on the books of the Corporation at its principal office upon surrender of this Warrant, properly endorsed. Upon such surrender, the Corporation shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Corporation shall issue and deliver to the Holder a new Warrant or Warrants with respect to the Warrants not so transferred.

7.2 Exchange. The Holder may exchange this Warrant at any time at the principal office of the Corporation for Warrants in such denominations as the Holder may designate in writing. No such exchanges will increase the total number of shares of Common Stock or other securities that are subject to this Warrant.

7.3 Securities Act of 1933. By accepting this Warrant, the Holder agrees that this Warrant and the shares of the Common Stock issuable upon exercise of this Warrant may not be offered or sold except in compliance with the 1933 Act, and then only with the recipient’s agreement to comply with this Section 7 with respect to any resale or other disposition of such securities. The Corporation may make a notation on its records in order to implement such restriction on transferability.

8. Loss or Mutilation. Upon the Corporation’s receipt of reasonably satisfactory evidence of the ownership and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) of a reasonably satisfactory indemnity or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Corporation shall execute and deliver a new Warrant to the Holder.

9. Successors. All the covenants and provisions of this Warrant shall bind and inure to the benefit of the Holder and the Corporation and their respective successors and assigns.

10. Notices. All notices and other communications given pursuant to this Warrant shall be in writing and shall be deemed to have been given when personally delivered or when mailed by prepaid registered, certified or express mail, return receipt requested. Notices should be addressed as follows:

(a)	If to Holder, then to the address of the Holder on file in the books and records of the Company.

(b)	If to the Corporation, then to:

COMSovereign Holding Corp.

5000 Quorum Drive STE 400

Dallas, TX 75254

Attention: Kevin M. Sherlock, General Counsel

Such addresses for notices may be changed by any party by notice to the other party pursuant to this Section 10.

11. Covenants of the Company.

11.1 Financial Information.  Commencing with the year ending December 31, 2020, the Company shall deliver to the Holder annual and quarterly unaudited financial statements.  The annual statements shall be delivered within 90 days of year-end.  Unaudited quarterly financial statements shall be delivered within 45 days of the end of each calendar quarter. Delivery in this case includes required Form 10K and 10Q filings performed on the EDGAR system.

11.2. Notices of Record Date and Certain other Events. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least 20 days prior to the date on which any such record is to be taken for the purpose of such dividend or distribution, a notice specifying such date. In the event of any voluntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder, at least 20 days prior to the date of the occurrence of any such event, a notice specifying such date. In the event the Company authorizes or approves, enters into any agreement contemplating, or solicits stockholder approval for any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another entity in which the Company is not the surviving corporation, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity, the Company shall mail to the Holder, at least 20 days prior to the date of the occurrence of such event, a notice specifying such date. Notwithstanding the foregoing, the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

12. Amendment. This Warrant may be amended only by an instrument in writing signed by the Corporation and the Holder.

13. Construction of Warrant. This Warrant shall be construed as a whole and in accordance with its fair meaning. A reference in this Warrant to any section shall be deemed to include a reference to every section the number of which begins with the number of the section to which reference is made. This Warrant has been negotiated by both parties and its language shall not be construed for or against any party.

14. Law Governing. This Warrant is executed, delivered and to be performed in the State of New York and shall be construed and enforced in accordance with and governed by the New York law without regard to any conflicts of law or choice of forum provisions.

Dated as of _______________, 2020

COMSOVEREIGN HOLDING CORP.

By:
Daniel Hodges
Chief Executive Officer